Free Writing Prospectus to Preliminary Pricing Supplement No. 10,631

Registration Statement Nos. 333-275587; 333-275587-01

Dated September 22, 2025; Filed pursuant to Rule 433

Morgan Stanley

Fixed to Floating Rate Callable Notes due October 3, 2040
10-Year Constant Maturity Treasury Rate-Linked Range Accrual Notes

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Reference rate:	The 10-Year Constant Maturity Treasury Rate (“10CMT”)
Stated principal amount / issue price:	$1,000 per note
Pricing date:	September 30, 2025
Original issue date:	October 3, 2025 (3 business days after the pricing date)
Maturity date:	October 3, 2040
Interest accrual date:	October 3, 2025
Payment at maturity per note:	$1,000 + accrued and unpaid interest, if any
Interest rate:

From and including the original issue date to but excluding October 3, 2027: 8.50% per annum

From and including October 3, 2027 to but excluding the maturity date or any earlier redemption date (the “floating interest rate period”):

For each interest payment period, a variable rate per annum equal to:

(x) 8.50% per annum times (y) N/ACT; where

“N” = the total number of calendar days in the applicable interest payment period on which the reference rate is within the applicable reference rate range (“accrual days”); and

“ACT” = the total number of calendar days in the applicable interest payment period.

If, on any calendar day, the reference rate is not within the reference rate range, interest will accrue at a rate of 0.00% per annum for that day.

Reference rate range:	Greater than or equal to 0.00% and less than or equal to 5.00%
Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:

The 3rd calendar day of each January, April, July and October, beginning January 3, 2026; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Reference rate cutoff:

The reference rate for any day from and including the fifth U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the reference rate with respect to the fifth U.S. government securities business day prior to such interest payment date.

Call feature:

Beginning on the initial redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on a business day that is at least five but no more than eight business days prior to such redemption date, as selected by the calculation agent (the “determination date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the determination date and (ii) our credit spreads as of the pricing date(s), indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. Any redemption payment will be at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date. If we call the notes, we will give you notice at least 5 business days before the call date specified in the notice. No further payments will be made on the redeemed notes once they have been redeemed.

Summary Terms (cont.)
Redemption percentage at redemption date:	100% per note redeemed
Frequency of redemption dates:	Quarterly
Redemption dates:	The 3rd calendar day of each January, April, July and October, beginning on the initial redemption date
Initial redemption date:	October 3, 2027
Day-count convention:	30/360
CUSIP / ISIN:	61766YC33 / US61766YC339
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225052251/ms10631_424b2-29708.htm

Hypothetical Interest Rates1

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any year during the floating interest rate period based on the total number of calendar days in a quarterly interest payment period on which 10CMT is within the reference rate range. The table assumes that the interest payment period contains 90 calendar days.

N	Annualized Rate of Interest Paid
0	0.0000%
15	1.4167%
30	2.8333%
45	4.2500%
60	5.6667%
75	7.0833%
90	8.5000%

1All payments are subject to our credit risk

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Reference Rate

For more information about the reference rate, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes have early redemption risk.

●If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly.

●For purposes of determining the level of 10CMT, the level of reference rate for any day from and including the fifth U.S. government securities business day prior to the interest payment date of an interest payment period shall be the level of the reference rate with respect to such fifth day.

●The historical performance of 10CMT is not an indication of future performance.

●Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is approximately $902.50 per security, or within $52.50 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date.

●Our affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

Risks Relating to the Reference Rate

●The reference rate will be affected by a number of factors.

●The reference rate and the manner in which it is calculated may change in the future.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.